EXHIBIT 99.1

INVESTOR CONTACT	MEDIA CONTACT
Scott Wylie – Vice President	Mark Plungy – Senior Manager
Investor Relations	Corporate Communications
(408) 544-6996	(408) 544-6397
swylie@altera.com	newsroom@altera.com

ALTERA ANNOUNCES FIRST QUARTER RESULTS; INCREASES

QUARTERLY DIVIDEND

San Jose, Calif., April 16, 2008—Altera Corporation (NASDAQ: ALTR) today announced first quarter sales of $336.1 million, up 4 percent from the fourth quarter of 2007 and up 10 percent from the first quarter of 2007. First quarter net income was $83.9 million, $0.27 per diluted share, up from net income of $65.5 million, $0.20 per diluted share, in the fourth quarter of 2007.

With the repurchase of 15.5 million shares in the first quarter of 2008, at a cost of $275 million, Altera has completed its previously announced $1.5 billion share repurchase plan. The plan was originally targeted for mid-2008 completion. Approximately 16 million shares remain available for additional repurchases under the existing board of directors’ authorization. Cash flow from operating activities was $149.7 million. Altera ended the quarter with $995 million in cash and short-term investments.

Altera’s board of directors has increased the company’s quarterly cash dividend to $0.05 per share, up from the previous dividend of $0.04 per share. The board of directors has declared that the next quarterly dividend will be paid on June 2, 2008 to shareholders of record on May 12, 2008.

“Revenue growth was better than expected, as new products grew strongly,” said John Daane, president, chief executive officer, and chairman of the board. “We are very pleased to see the quarter’s improved operating efficiency which represents a significant step toward our long-term 30 percent plus operating margin target.”

Several recent accomplishments mark the company’s continuing progress.

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Altera’s Stratix® III FPGAs have been presented with the International Engineering Consortium’s (IEC) DesignVision Award in the semiconductor and IC category. Stratix III FPGAs were recognized by the IEC for their unique and innovative architecture, which enables Altera to deliver the industry’s highest performance and lowest power high-end FPGAs. Started in 2005, the IEC’s DesignVision Award recognizes technologies, applications, products, and services judged to be the most unique and beneficial to the industry. DesignVision Award candidates are judged based on innovation, uniqueness, market impact, customer benefits and value to society.

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The company’s Arria™ GX transceiver-based FPGA family has received two distinguished industry recognitions. From the EN-Genius Network, Arria GX FPGAs received the annual “Product of the Year” award for best value high-performance FPGA. EN-Genius editorial staff selects award-winning products based on technical merit, design innovation and marketability. From EDN magazine, Arria GX FPGAs were named to its “Hot 100 Products” list in the digital and programmable ICs category. EDN’s “Hot 100 Products” identify products that will have the greatest significance to the design engineering community.

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Following the initial customer adoption of the Arria GX family for high-volume opportunities, further enhancements have now been incorporated into the family that increase transceiver speeds and provide additional serial protocol support. Based on proven Stratix II GX technology, these new capabilities and 3.125 Gbps transceiver speed broaden the markets that can be served by this product family. Arria GX FPGAs now provide new levels of value in communications, broadcast, computer, storage, and industrial markets. All

Arria GX devices are now shipping and available.

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Altera’s new zero-power MAX® IIZ CPLDs received the 2008 Editor’s Choice Award by Portable Design magazine in the programmable logic category and the Product of the Year Award from Electronic Products China. The Portable Design award recognizes innovative electronic components that make possible the design of leading-edge portable products. The Electronic Products China award is given to products that show significant progress in technology, innovative design or offer distinct price performance improvements compared to competing devices. Altera developed MAX IIZ CPLDs to break through the power, space and cost limitations of traditional CPLDs by combining non-volatility and instant-on operation with an innovative look-up table logic structure and an unprecedented combination of logic, I/O and low power. These capabilities increase Altera’s appeal to designers of smart phones, GPS, and other portable electronic system applications.

Business Outlook for the Second Quarter 2008

Sequential Sales Growth	1 to 4%

Gross Margin	65% +/- .5%

Research and Development	$65 to 67 million

SG&A	$63 to 65 million

Other Income	$3 million

Tax Rate	16% to 17%

Diluted Share Count	305 to 310 million

Conference Call and Quarterly Update:

A conference call will be held today at 2:00 p.m. Pacific Time to discuss the quarter’s results and management’s outlook for the second quarter of 2008. The web cast and subsequent replay will be available in the investor relations section of the company’s web site at http://www.altera.com. A telephonic replay of the call may be accessed later in the day by calling (719) 457-0820 and referencing confirmation code 258712. The telephonic replay will be available for two weeks following the live call.

Altera’s second quarter business update will be issued in a press release available after the market close on June 3, 2008.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will,” “expects,” “anticipates,” or other words that imply or predict a future state. Forward-looking statements include any projection of revenue, gross margin, expense or other financial items discussed in the Business Outlook section of this press release. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, customer business environment, vertical market mix, market acceptance of the company’s products, product introduction schedules, the rate of growth of the company’s new products including the Arria GX,

Cyclone® III, Stratix III, MAX II and HardCopy® device families, changes in the mix of our business between prototyping and production-based demand, as well as changes in economic conditions, the company’s share price, share repurchases, and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera’s programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more at www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries. All other product or service names are the property of their respective holder.

ALTERA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	THREE MONTHS ENDED
	March 28 2008	December 28 2007	March 30 2007
Net sales	$336,071	$323,167	$304,916
Cost of sales (2)	117,250	116,051	104,512

Gross margin	218,821	207,116	200,404

Operating expenses (1) & (2)
Research and development	58,261	72,705	58,455
Selling, general, and administrative	61,037	69,280	71,784

Total operating expenses	119,298	141,985	130,239

Income from operations (Operating Margin)	99,523	65,131	70,165
Interest and other income (2)	4,122	12,831	17,212
Interest expense	(3,137)	(1,434)	(99)

Income before income taxes	100,508	76,528	87,278
Provision for income taxes	16,584	11,051	12,219

Net income	$83,924	$65,477	$75,059

Net income per share:
Basic	$0.27	$0.20	$0.21

Diluted	$0.27	$0.20	$0.21

Shares used in computing per share amounts:
Basic	307,418	328,084	357,594

Diluted	310,010	331,807	363,648

Cash dividends per common share	$0.04	$0.04	$—

Tax rate	16.5%	14.4%	14.0%
% of Net sales:
Gross margin	65.1%	64.1%	65.7%
Research and development	17.3%	22.5%	19.2%
Selling, general, and administrative	18.2%	21.4%	23.5%
Income from operations (Operating Margin)	29.6%	20.2%	23.0%
Net income	25.0%	20.3%	24.6%

Notes:

(1) Includes restructuring expenses as follows:

Research and development	$—	$1,767	$—
Selling, general, and administrative	$—	$3,472	$—

Total	$—	$5,239	$—

(2)	Includes benefit in R&D, SG&A & COGS of $2.9 million, $2.1 million and $0.1 million respectively for losses related to the company’s non-qualified deferred compensation plan, which was fully offset by charges in interest and other income

ALTERA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 28 2008	December 28 2007
Assets
Current assets:
Cash and short-term investments	$994,632	$1,021,379
Accounts receivable, net	231,370	198,889
Inventories	71,013	74,110
Deferred compensation plan assets	67,828	74,768
Deferred income taxes and other current assets	148,136	164,942

Total current assets	1,512,979	1,534,088
Property and equipment, net	165,558	169,850
Deferred income taxes and other assets, net	71,767	65,980

	$1,750,304	$1,769,918

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and current liabilities	$134,262	$134,450
Deferred compensation plan obligations	67,828	74,768
Deferred income and allowances on sales to distributors	349,228	280,440

Total current liabilities	551,318	489,658
Income taxes payable non-current	159,093	152,010
Long-term credit facility	350,000	250,000
Other non-current liabilities	17,151	16,800
Stockholders’ equity	672,742	861,450

	$1,750,304	$1,769,918

Key Ratios & Information
Current Assets/Current Liabilities	3:1	3:1
Liabilities/Equity	2:1	1:1
TTM Return on Equity	26%	21%
Quarterly Depreciation Expense	$8,005	$7,693
Quarterly Capital Expenditures	$3,713	$9,545
Annualized Net Sales per Employee	$509	$473
Number of Employees	2,632	2,651
Inventory MSOH (a): Altera	1.8	1.9
Inventory MSOH (a): Distribution	1.2	1.1
Days Sales Outstanding	63	56

(a)	MSOH: Months Supply On Hand

ALTERA CORPORATION

REVENUE SUMMARY

(Unaudited)

	Q1’08	Q4’07	Q1’07	Q-Q Growth	Y-Y Growth
Geography
North America	23%	24%	22%	0%	15%

Asia Pacific	32%	34%	33%	-2%	8%
Europe	23%	23%	25%	8%	1%
Japan	22%	19%	20%	15%	19%

International	77%	76%	78%	5%	9%

Total	100%	100%	100%	4%	10%

Product Category
New	40%	37%	25%	14%	77%
Mainstream	27%	27%	32%	2%	-8%
Mature & Other	33%	36%	43%	-5%	-15%

Total	100%	100%	100%	4%	10%

Market Segment
Communications	41%	41%	39%	4%	14%
Industrial	35%	34%	37%	8%	5%
Consumer	15%	16%	15%	-2%	14%
Computer & Storage	9%	9%	9%	0%	12%

Total	100%	100%	100%	4%	10%

FPGAs and CPLDs
FPGA	72%	71%	72%	6%	12%
CPLD	19%	19%	19%	6%	10%
Other	9%	10%	9%	-11%	0%

Total	100%	100%	100%	4%	10%

Product Category Description

Category	Products
New	Stratix II, Stratix III, Stratix II GX, Arria GX, Cyclone II, Cyclone III, MAX II, HardCopy and HardCopy II

Mainstream	Stratix, Stratix GX, Cyclone, and MAX 3000A

Mature & Other	Classic, MAX 7000, MAX 7000A, MAX 7000B, MAX 7000S, MAX 9000, FLEX series, APEX series, ACEX 1K, Mercury, Excalibur, configuration and other devices, intellectual property cores, and software and other tools